Exhibit 4.45

Contract Registration No.:

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Technical Service Agreement
(Including Technical Training and Technology Intermediary Services)

Registered (seal)

Project Name:	Agreement 08DX039 on China Mobile’s WAP Service

Principal:	China Mobile Telecommunications Group Corporation
(Party A)

Agent:	Beijing AirInbox Information Technologies Co., Ltd. (seal)
(Party B)

Place of Execution: Haidian District, Beijing

Date of Execution: January 1, 2008

Validity Term: January 1, 2008 to December 31, 2008

YYXSHT [2008] 709-10

Cooperation Agreement between China Mobile Telecommunications Group Corporation and Providers of Monternet WAP Services

Party A: China Mobile Telecommunications Group  Corporation

Party B: Beijing AirInbox Information Technologies Co., Ltd

With a view to seeking mutual benefit and win-win results, Both parties, through full and amicable consultations, have decided to establish cooperative relationshipon on equal footing. This Agreement is formulated to define the rights and obligations of both parties during cooperation, which is equally binding upon both parties hereto.

I. Principles of Cooperation

Both parties will carry out faithful cooperation in Mobile On-line business (via WAP) of mobile data services based on the benefit sharing, mutual beneficial and win-win principles  Both parties shall abide by the agreement and coordinate the counterpart.

II. Coverage of Project

As a network operator, Party A shall provide the network platform and communication service, and shall provide Party B with the WAP access specification for Monternet Mobile On-line business and the technical specification on interface. As a service provider, Party B shall, in accordance with the specifications provided by Party A, develop and provide content and application services. Only as approved by Party A can the application and contents provided by Party B be linked to WAP home site of Party A’s Monternet. URL: Http://wap.monternet.com.

III. Responsibilities of Both Parties

(I) Responsibilities of Party A

1. Party A shall, by making use of the media under its control, publicize and promote WAP home site of Monternet to attract users to visit the website.

2. Party A shall provide Party B with the technical specifications of interface and technical support for WAP access, so as to ensure successful access of Party B to Monternet WAP home site.

3. Party A shall, as required by Party B, provide necessary training to Party B.

4. With the firewall of Party A’s WAP system and Party B’s interface as the boundary, Party A shall maintain all equipment at its side and ensure normal operation thereof.

5. Party A shall, at the WAP home site of Monternet, make available the application services provided by Party B which was tested and approved by Party A.

6. Party A shall conduct routine maintenance for WAP home site of Monternet. Party A shall resolve any failure caused by technical problem on its part to ensure normal operation of application services.

7. Party A shall provide network interface services to Party B for free, and assist Party B to link the application services to WAP home site of Monternet.

8. Party A shall work out the indicators for Mobil On-line business (via WAP), inform Party B of the same in complete and unambiguous manner, and allow Party B enough time to realize such indicators.

9. Party A shall be responsible for the registration, login, authentication and authority of users, and feedback related data to Party B.

10. Party A shall calculate visit numbers of WAP home site of Monternet, and provide the statistics to Party B as required by the latter.

11. With respect to the services provided by Party B at WAP home site of Monternet, Party A shall calculate the charges based on the rate provided by Party B, and charge Party A’s customers who use the services provided by Party B based on the calculation, and shall settle with Party B based on relevant clauses in Part 6 hereunder.

12. Party A shall be responsible for consultation and complaints from customers, and handle complaints. Party A shall, in case of network, gateway and operation platform failures caused by Party A, take responding actions immediately; in case of failures caused by Party B, Party A shall inform Party B of the situation and urge Party B to solve the problems.

(II) Responsibilities of Party B

1. Party B shall, by making use of the media (including WEB Site, WAP Site, print media, TV etc) under its control, assist China Mobile to introduce WAP home site of Monternet (wap.monternet.com) and application services at the home site, to attract users to visit such website to use the services. Party B may promote the Monternet Mobile On-line business by the company name or business name of Party A only upon written confirmation of Party A; without written consent of Party A, Party B shall not promote business not included in the Monternet Mobile On-line business in the name of “China Mobile” or “Monternet” by media.

2. Party B shall, according to the coverage of project, provide necessary equipment, including WAP application server, application software, information source and special line for application data and ensure normal operation of such equipment as required by Party A.

3. Party B shall coordinate Party A for interface testing and ensure successful access of Party B to Monternet WAP home site according to the WAP access specification for Monternet Mobile On-line business (via WAP) and the technical specification on interface as provided by Party A.

4. With the firewall of Party A’s WAP system and Party B’s interface as the boundary, Party B shall maintain all equipment at its side and ensure normal operation of such equipment.

5. Party B must satisfy the following network performance indicators which will be tested and recorded by Party A.

(1) The proportion of success links shall be no less than 98% in busy hours;

(2) Network delay (round trip delay of WTBS PING SP server) shall be no more than 100 milliseconds;

(3) SP response delay (response delay from WTBS delivering a business request to WTBS receiving the business) shall be no more than 500 milliseconds;

6. Party B shall, in case of failures concerning application services cased by Party B, resolve such failures immediately and take practical measures to ensure that the same or similar failures do not recur in the future. In case of economic losses to Party A or Party A’s customers incurred by Party B, Party B shall be liable for compensation therefor.

7. Party B shall be responsible for negotiations and reaching commercial agreements with the direct providers for application services. Party B shall ensure all information and services provided do not violate relevant policies and regulations of the State, and would not infringe the interests of consumers as well as the intellectual property right of any third party. Party B shall be responsible for approval and online-related work as regards to the information and contents required for updating, and bear legal liabilities arising therefrom. Party B shall assume the relevant responsibilities for litigations incurred.

8. Party B shall ensure users to use all services provided by Party A freely at Party A’s WAP home site of Monternet. Party B shall not require the users who visit Party A’s WAP home site of Monternet for registration and certification and shall not require the users to register firstly in any website other than Party A’s WAP home site of Monternet without Party A’s consent.

9. Party B shall ensure the contents as provided are legal and do not infringe the legitimate rights of the third party and shall update the contents timely.

10. Party B shall not unilaterally provide any service other than that approved by Party A through the WAP home site of Monternet without the written consent of Party A.

11. With respect to the application services provided by Party B for Party A in whatsoever transmission and carrying ways, Party B shall not provide such services for other communication operators or websites. Failing which, Party A may terminate the application services provided by Party B at Party A’s WAP home site of Monternet and terminate the settlement with Party B.

12. Party B shall not provide the services with charge on its own WAP websites or other websites. Failing which, Party A may terminate the application services provided by Party B at Party A’s WAP home site of Monternet and terminate the settlement with Party B.

13. Party B shall, in principle, terminate the service in the event that Party B had provided such service on its own WAP websites or WAP websites of Party A’s companies at provincial level before cooperation with Party A. It is allowed to add a link to Monternet in the original service location. Otherwise, Party A may terminate the application services provided by Party B at Party A’s WAP home site of Monternet and terminate the settlement with Party B.

14. Party B shall provide a link to the homepage of Party A’s WAP home site of Monternet (http://wap.monternet.com) on its own WAP websites and recommend application services of WAP home site of Monternet to users.

15. Party B may either provide nation-wide services at Party A’s WAP home site or provide services at Party A’s local WAP websites. However, Party B may apply  only one of them for providing same or similar contents. In other words, the services provided for local WAP websites shall not be provided for the WAP home site and the services provided for the WAP home site shall not be provided for the local WAP websites. In addition, the services provided for different provinces shall be different. It is not allowed to provide nation-wide services in the disguise of accessing to multi local WAP websites of Party A. Otherwise, the nation-wide services of Party B may be terminated.

16. Without written consent of Party A, the application services provided by Party B at Party A’s WAP home site shall be marked with a uniform trademark of Monternet other than the brand or trademark of Party B.

17. All services provided by Party B at Party A’s WAP home site shall not go to Party B or third party’s URL; Links shall be available for all services to return the homepage of Monternet （http://wap.monternet.com）．

18. Party B shall provide to Party A all necessary materials for the billing clearly and unambiguously and shall bear all economic and legal liabilities.

19. Party B must possess the Business License of the People's Republic of China on Cross-region Value-added Telecommunication Business as approved and issued by Ministry of Information Industry. Party B must meet all requirements for operating value-added telecommunication business as specified in the business license of the People’s Republic of China on cross-region value-added telecommunication business. In addition, the business scope provided by Party B shall comply with the term and geographical area specified in the business license of value-added telecommunication business.

IV. Rights of Both Parties

(I) Rights of Party A

1. Party A shall have the right to inform Party B of policy adjustments made by the competent administrative authority and shall make corresponding adjustments according to the policy requirements of competent administrative authority.

2. Party A shall have the right to, by its own or entrusting certain institutions, inspect the content of the information and applications services provided by Party B and their timeliness.

3. Party A shall have the right to refuse to publish or delete the information that goes against national laws, regulations and policies or is deemed improper by Party A unavailable to customers; Party A shall also have the right to request Party B to compensate for the subsequent negative influences to Party A’s economy and goodwill.

4. Party A shall have the right to request Party B to amend, correct or delete the contents that shall be amended, corrected or deleted according to Party A.

5. Party A shall have the right to establish indices for evaluating services provided by Party B, and to evaluate the services provided based thereon. The Party A shall have the right to request Party B to adjust or amend the application services which are found to be unqualified in three consecutive months; Party B may be disqualified for providing application services in the event that the adjustment is not made in a manner as required or not up to the requirements of Party A after adjustment.

6. Party A shall have the sole authority to decide the order and priority of application services as provided by Party B at Party A’s WAP home site.

7. Party A shall have the right to conduct direction and supervision over the charging standard of Party B’s businesses.

8. Party A shall be entitled to reasonable allocation of charges. (Please refer to Part 6 hereof for the allocation of charges).

(II) Rights of Party B

1. Party B shall have the right to decide to either provide nation-wide services at Party A’s WAP home site or provide services on Party A’s local WAP websites. Party B shall file an application to Party A for nation-wide services and to local branches of Party A for local services. However, with respect to the services provided by Party B on the local websites of Party A, Party A will not conduct settlement to Party B, but the local company of Party A will conduct the settlement to Party B based on an independent agreement concluded by both parties.

2. Party B is entitled to determine, under the instruction of Party A, whether the services are chargeable and the charging rates

3. Party B is entitled to obtain statistical data of users’ access to the information and application service contents as provided by Party B through platform.

4. Party A shall not transfer, publish or resell Party B’s information products in any form to any third Party hereto without the prior written consent or authorization of Party B.

5. Party B shall be entitled to partial reasonable allocation of business charges. (Please refer to Part 6 hereof for the allocation of charges).

6. Party B shall have the right to request Party A to provided detailed statistical data for reconciliation  in case of considerable discrepancy between statistical data of both parties.

V. Confidentiality Provision

1. Assume that both parties shall be obligated to maintain confidentiality. Neither party may, in any way, disclose commercial secrets of each party to any third party. The confidential information as described in this Agreement refers to the data, price, quantity, technical solutions in relation to the Agreement and the details of the Agreement and other materials and information in relation to the business of each party, which are obtained or known by one party (including the parent company, subsidiary, joint stock company and affiliated company) from the other party.

2. Any material and information that is disclosed hereunder from one party to the other party shall be regarded as confidential information.  The mentioned confidential information which is obtained or known by one party from the other party may not be disclosed to the third party and may not be used for any purpose other than those stated in the Agreement.

3. The persons (including but not limited to employees, representatives, agencies and consultants of respective party) who are engaged in the cooperation or obtain or know the mentioned confidential information shall also undertake the confidentiality obligations.

4. The confidentiality obligation shall survive within one year after termination of this Agreement.

VI. Intellectual Property Right

1. Party A authorizes Party B to use its trademark and company name for the purpose agreed hereupon. Party B shall ensure proper and reasonable use of Party A’s trademark and company name, shall not change, without authorization, or misrepresent the image of Party A and any part of it, and shall not use Party A’s trademark and company name for any purpose other than as expressly agreed under this Agreement.

2. Party A holds the copyright of all promotional materials and the creations, designs, graphics, figures and words contained therein which are provided for Party B by Party A in line of this Contract. Party B shall not use such materials and contents for any purpose other than as agreed hereunder or allow any third party to use, without the prior written consent of Party A.

3. Party B ensures the contents contained in WAP as provided to Party A do not infringe the intellectual property right of any third party. Any claim or dispute in relation to the contents of WAP or arising from the Party A’s application of contents of WAP shall be handled by Party B. Party B shall be held liable for compensation in case of losses to Party A.

VII. Charge Allocation and Settlement
Registered (seal)

1. Party A and Party B provide Mobile On-line business (via WAP) for Party A’s customers jointly. Each Party shall have the right to conduct settlement over the business charges. The settlement shall be based on the statistical data given by the billing system of Party A.

2. The settlement shall only apply to the nation-wide services as provided by Party B at Party A’s WAP home site. The local services provided by Party B on local websites of Party A are excluded from the scope of this Agreement.

3. If Party A’s customers need to use Party A’s network resources when using Mobil On-line business (via WAP), Party A shall own the subsequent communication fees.

4. The term of settlement shall commence as of the beginning of this project and end at the expiration of this Agreement.

5. Party A shall, by the network-wide billing system, charge the customers who use the services at WAP home site of Monternet on behalf of Party B. 15% of the information fees shall be paid to Party A as remuneration and 85% shall be paid to Party B by Party A.

6. Party A shall inform Party B of the receivable revenue (the remuneration of Party A has been deducted) of last month before the 20th day of each month. Party B shall issue a formal and legitimate invoice based on the revenue provided by Party A and deliver it to Party A.

7. After receiving the invoice issued by Party B and the invoice is proved to be correct, Party A, according to the bank account information provided by Party B, shall transfer the receivable revenue of Party B of last month into the account of Party B within 10 working days.

8. Each Party shall be responsible for its own tax payment arising from this Agreement.

9. The settlement between Party A and Party B is completed by the billing system of Party A; Party B may access to platform for reconciliation application in the event that Party B holds any objection against the billing results. Party A shall assist Party B to find the causes but will not change the settlement amount of the month.

10. Party B shall provide accurate bank account information for Party A.

Name of the account: Beijing AirInbox Information Technologies Co., Ltd

Bank of deposit: ICBC Capital Indoor Stadium Sub-branch

Account No.: 0200053719200031688

VIII. Force Majeure

1. If any Party is prevented from performing any of its obligations due to an event of Force Majeure (including war, serious fire, flood, typhoon and earthquake etc), the time for performance of the obligations under this Contract shall be extended by a period equal to the period of delay caused by such Event of Force Majeure.

2. The Force Majeure refers to the objective situations which could not be predicted when the parties entered into this Contract and of which the occurrence and consequences could not be avoided or overcame. The party affected by the event of Force Majeure shall inform the other party of its occurrence by cable, fax or telex as soon as possible, and thereafter send a certificate as issued by the relevant authorities to the other party by EMS or registered letter for review and confirmation within two weeks after its occurrence.

3. Should the delay caused by any event of Force Majeure continue for more than one hundred and twenty (120) consecutive days, the parties may terminate this Contract.

IX. Liability for Breach  of Contract

1. In the event that this Agreement cannot be carried out due to either Party’s breach of this Agreement, the observant Party shall have the right to terminate this Agreement and request compensation from the breaching Party for losses caused by such breach.

2. In the event of either Party’s breach of agreement which causes harmful social influences or economic losses to the observant Party, the observant Party shall have the right to investigate the other Party’s liabilities, request for relevant economic compensation until the termination hereof.

X. Settlement of Disputes

1. Any dispute arising from this Agreement or in connection with this Agreement shall be resolved by both Parties through consultations on equal basis.

2. If negotiation fails, either Party may refer the dispute to Beijing Arbitration Commission for arbitration, which shall be conducted in Beijing in accordance with the Commission’s arbitration rules in effect at the time. The arbitration award shall be final and binding upon both Parties.

XI. Term of Agreement

1. This Agreement shall come into force on January 1, 2008 and expire on December 31, 2008.

2. During the period of validity hereof, the Agreement shall automatically terminate if both parties agree to terminate this Agreement.

3. In the event that the Agreement fails to be carried out continuously due to Force Majeure, the Agreement shall automatically terminate after two parties complete all outstanding settlements.

4. If one party fails to continue performance of obligations hereunder due to occurrence of an event and the event is foreseeable, the party shall inform the other party of the event within five working days after the party should have predicted the event, and shall coordinate with the other party to complete all issues not covered in the Agreement. In the event that one party shall sustain loss due to failure of the other party for informing the party of the event timely, the other party shall be liable for compensation therefor.

XII. Miscellaneous

1. The appendix to this Agreement, Monternet SP Cooperation and Management Measures, Mobile On-line Section, has the same legal effect as this Agreement.

2. The matters not covered in the Agreement shall be solved by both parties through amicable negotiation.

3. This Agreement is made in duplicate, one copy for Party A and one copy for Party B respectively. Each copy has the same legal effect.

Party A:	China Mobile Telecommunications Group Corporation	Party B: Beijing AirInbox Information Technologies Co., Ltd (Special Contract Seal of Beijing
(Special Contract Seal of China Mobile Telecommunications Group Corporation)		AirInbox Information Technologies Co., Ltd)

Authorized Representative: (signature)		Authorized Representative: (signature)

Date: June 18, 2008		Date:

No. 06, Haidian Local Tax Bureau, Beijing
Special seal for stamp tax, payment received
Tax amount seal 11,015.34
WSPZZ: No. 1768484
January 13, 2009

Place for Affixing of Tax Stamps

(Seal of Beijing AirInbox Information Technologies Co., Ltd)

(Seal of Beijing AirInbox Information Technologies Co., Ltd)

Column for Examination and Registration by Registration Authority: Person-in-charge：(seal)	(Special Seal of Beijing AirInbox Information Technologies Co., Ltd Contract) Technology Contract Registration Authority (Special-Purpose Seal) August 7, 2008